UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        Date of report (Date of earliest event reported) November 9, 1999


                            NOONEY REALTY TRUST, INC.
             (Exact Name of Registrant as Specified in its Charter)


        MISSOURI                        00-13457                48-1339136
(State or  Other Jurisdiction         (Commission              (IRS Employer
       of Incorporation)              File Number)           Identification No.)



1100 Main, Suite 2100, Kansas City, MO                                     64105
(Address of Principal Executive Offices)                              (Zip Code)


Registrant's telephone number, including area code                (816) 421-4670

Item 1. Changes in Control of Registrant.

   On October 19, 1999, the Trust entered into a Settlement Agreement (the "Settlement Agreement") relating to a lawsuit filed in the Circuit Court of Jackson County, Missouri on August 18, 1997 by the Trust entitled Nooney Realty Trust, Inc. V. David Johnson, et al. (the "Lawsuit"). The closing under the Settlement Agreement occurred on November 9, 1999 (the "Closing").

   The Lawsuit was filed by the Trust. Among other claims, the Trust had asked for a declaratory judgment against certain individuals and entities who hold shares of the Trust. The Trust initiated a suit to obtain a judicial determination of the validity and status of some of the Trust's shares (known as "Excess Shares"). On April 27, 1999, the Court entered summary judgment for the defendants on the Trust's declaratory judgment count and designated its decision for appeal without awaiting resolution of the Trust's remaining claims. Prior to the settlement, the Trust had appealed the Court's judgment to the Missouri Court of Appeals for the Western District.

   Pursuant to the Settlement Agreement, (i) CGS Real Estate Company, Inc. ("CGS") and certain of its affiliates have sold all their shares of common stock in the Trust owned beneficially or of record by CGS or its affiliates (75,763 shares) to NKC Associates, L.L.C. (37,881) and Chris Garlich (37,882) at a price of $10.00 per share, (ii) Lawrence E. Fiedler, and James P. Ingram resigned as members of the Board of Trustees, and each of William J. Carden, Thomas N. Thurber, Gregory J. Nooney, Jr., Glenda F. White and Patricia A. Nooney resigned as officers of the Trust effective as of the Closing, (iii) Robert B. Thomson and Monte McDowell were elected by the Board of Directors to fill the vacancies created by the resignations of the two members of the Board of Trustees, (iv) CGS and its affiliates have terminated each of the management and other services agreements between CGS and its affiliates and the Trust, (v) the Lawsuit was dismissed pursuant to stipulations of dismissal with prejudice signed by each of the parties to the Lawsuit and (vi) William J. Carden and Thomas N. Thurber terminated their employment agreements with the Trust. Mr. Thomson and Mr. McDowell, along with William W. Geary, Jr., are the Trust's independent trustees, as required by the Trust's bylaws.

   Effective November 9, 1999, the Board of Trustees elected the following officers: David L. Johnson, Chairman; Daniel W. Pishny, President; John W. Alvey, Vice-President; Christine A. Robinson, Secretary; and Amy Kennedy, Treasurer. After the Trust complies with Rule 14f-1 under the Securities Exchange Act of 1934, William J. Carden, Gregory J. Nooney, Jr. and William W. Geary, Jr. have agreed to resign as members of the Board, and the remaining members of the Board intend to appoint David L. Johnson, Daniel W. Pishny and Chris Garlich to fill the vacancies on the Board created by these resignations. Rule 14f-1 requires that, at least ten days prior to a change in a majority of the directors, the issuer must file certain information with the Securities and Exchange Commission and transmit such information to all shareholders of the Trust.

   In connection with the Settlement Agreement, the Trust paid $50,000 to an affiliate of William J. Carden and $25,000 to Thomas N. Thurber in complete settlement of the Trust's deferred compensation obligations to Mr. Carden and Mr. Thurber, which, as of September 30, 1999, was accrued on the Trust's financial statements in the aggregate amount of $387,917. In addition, the Trust paid $25,000 to pay tail coverage for the directors and officers insurance policy covering the directors and officers that have resigned.

   NKC Associates, L.L.C. ("NKC") is a Missouri limited liability company whose members are: Daniel W. Pishny (22.5%), John W. Alvey (22.5%), Amy Kennedy (22.5%), Christine A. Robinson (22.5%) and Robert B. Thomson (10%). NKC acts as a general partner in real estate limited partnerships. NKC acquired the 37,881 shares of the Trust from CGS with funds from a demand loan made by Bond Purchase, L.L.C., a Missouri limited liability company and an affiliate of NKC. The demand loan is secured by the 37,881 shares of the Trust acquired by NKC, with interest accruing on the unpaid balance at a rate of eight percent per annum. Chris Garlich acquired the 37,882 shares of the Trust from CGS with personal funds.

   NKC, Chris Garlich, KelCor, David L. Johnson and the other newly appointed officers and directors now beneficially own 251,790 shares of the Trust, representing 29.05% of the issued and outstanding shares of the Trust.

   David L. Johnson is chairman, chief executive officer, and majority shareholder of Maxus Properties, Inc., a Missouri corporation ("Maxus") that specializes in commercial property management. Mr. Johnson is also vice president of KelCor, Inc., a Missouri corporation ("KelCor") that specializes in the acquisition of commercial real estate and the purchase of loans and apartments from lending institutions and agencies of the federal government. KelCor currently owns 41,113 shares of stock in the Trust. Mr. Johnson and his wife own all of the issued and outstanding stock of KelCor.

   Robert B. Thomson is an attorney with a practice emphasizing real estate, business and corporate law.

   Chris  Garlich  is the  executive  vice  president  of and  member of Bancorp
Services LLC, a firm specializing in the development, administration and distribution of life insurance products to the corporate and high net worth marketplace.

   Monte McDowell has been involved in capital equipment medical sales since 1983. In 1994, Mr. McDowell founded Home Medical Specialty Equipment, Inc. d.b.a. MED4HOME, and is currently the president and chief executive officer of this company.

   Daniel W. Pishny is president, chief operating officer and a minority shareholder of Maxus and is responsible for the day-to-day operations of Maxus and its managed properties.

   The Trust has entered into a property management agreement with Maxus.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (a)  Exhibits

              99.1 Press Release dated November 9, 1999.


                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             Nooney Realty Trust, Inc.



Date: November 9, 1999                       By:   /s/ Daniel W. Pishny
                                                   Daniel W. Pishny, President

                            EXHIBIT INDEX TO FORM 8-K

        Exhibit
        Number        Description

        99.1          Press Release dated November 9, 1999.